AXM PHARMA TO RESTATE FINANCIAL STATEMENTS FOR Q2 2005

LAS VEGAS, NV — October 31, 2005 -- AXM Pharma, Inc. (AMEX: AXJ), a manufacturer of proprietary and generic pharmaceutical and nutraceutical products for the Chinese and other Asian markets, announced today that the company will restate its financials statements for the second quarter of 2005.

The decision to restate is the result of a review initiated by Madame Wang Weishi, the company’s current Chief Executive Office,  and was reached in conjunction with the Audit Committee of the company’s Board of Directors, whose newly-elected Chair is Mr. Thomas Carson.

Restatement of Financial Statements

As the result of their review, AXM’s new management reported certain information to the Audit Committee of the company’s Board of Directors, primarily regarding the shipment and distribution of Sunkist-branded products in Hong Kong, China and Taiwan.  Based upon its review of this report, the Audit Committee determined  that during the second quarter of 2005 the company improperly recognized approximately $2.8 million of sales revenue and improperly recorded approximately $1.4 million of related expenses. As a result, management and the Audit Committee have concluded that AXM’s financial statements for the second quarter should no longer be relied upon and that a restatement will be required for the quarter.

 The company will file an amended report on Form 10-Q/A for the period being restated.

The Audit Committee has also undertaken an internal investigation to ascertain the reasons for the company’s improper recognition of revenue and to identify material weaknesses in the company’s  internal controls over financial reporting, which  may have contributed to the problem.

New Strategic Plan

The company’s new management and its Board of Directors have, as previously announced, been reviewing the Company’s business strategy with the intention of putting greater focus on profitability and long-term growth, in its new strategic plan.  The company will provide its new plan to investors as soon as it is available.

AXM Pharma Inc., through its wholly owned subsidiary, AXM Pharma Shenyang, Inc ("AXM Shenyang"), is a manufacturer of proprietary and generic pharmaceutical and neutroceutical products, which include injectables, capsules, tablets, liquids and medicated skin products for export and domestic Chinese sales. AXM Shenyang is a Wholly Foreign Owned Enterprise ("WFOE") under the laws of the People's Republic of China and is located in the City of Shenyang, in the Province of Liaoning, China. AXM Shenyang has an operating history of approximately 10 years. For additional information on AXM Pharma Inc, please visit http://www.axmpharma.com or call the Company’s investor relations firm, the MKR Group, at 818-556-3700.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements under securities law, including the statements regarding the Company’s opportunities for future growth. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of joint venture partners, obtaining regulatory approvals to market the Company’s products, the uncertainties associated with distributing products in a developing country such as China, the availability of cash to meet near term requirements as well as other economic, competitive and technological factors involving the Company's operations, markets, services, products and prices. With respect to AXM, except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, AXM's extremely limited operating history, uncertainties related to the Company's access to additional capital, competition and dependence on key management.

Investor Relations Contact:

Charles Messman or Todd Kehrli

MKR Group, LLC

818-556-3700

ir@mkr-group.com